SECURTIES AND EXCHANGE COMMISSION

                                   FORM 8 - K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 25, 2001

                                FONAR CORPORATION
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             (Exact name of registrant as specified in its charter)

    Delaware                        0-10248                      11-2464137

(State or other                 (Commission File            (I.R.S. Employer
jurisdiction of                     Number)                 Identification No.)
incorporation)

                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
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                   (Address, including zip code, and telephone
               number of registrant's principal executive offices)

               Item 5. Other Events and Regulation FD Disclosure

              Fonar Obtains New Financing from Tail Wind Fund Ltd.

     Fonar Corporation and Tail Wind Fund Ltd on May 25, 2001 executed a Purchase Agreement pursuant to which Fonar has issued convertible debt instruments to Tail Wind Fund Ltd. in the aggregate principal amount of $4.5 million.

     According to the Agreement, FONAR has issued 4% Convertible Debentures due June 30, 2002 to Tail Wind Fund Ltd. in the aggregate principal amount of $4.5 million. The Debentures have a conversion price of $2.047 per share. In the event the holder does not elect to convert, Fonar still would have the option to repay the Debentures in shares of common stock; in such case, however, the stock would be valued at the lesser of a) 90% of the average of the four lowest closing bid prices during the preceding calendar month or b) said average less $0.125.

     In connection with the Debentures, Fonar also has issued to Tail Wind Fund Ltd. Purchase Warrants for 659,501 shares of common stock having an exercise price of $1.801 per share and Callable Warrants to purchase 2,000,000 shares of common stock. The exercise price for the Callable Warrants will vary, and be equal to the average closing bid price of Fonar common stock for the full calendar month immediately preceding the date of exercise, subject to a maximum of $6.00 per share and a minimum of $2.00 per share. Fonar has the option to redeem the Callable Warrants at a redemption price of $0.01 per underlying warrant share, up to 200,000 underlying shares per month, if the average closing bid price of Fonar's common stock is greater than 115% of the warrant exercise price in effect for five consecutive trading days in any calendar month. Upon the giving of notice, Fonar may reduce the warrant exercise price then in effect to any lower warrant exercise price under the Callable Warrants previously in effect.

     The Debentures and Warrants include provisions for adjustment of price and number of shares in the event of stock splits, stock dividends, reverse stock splits, and the like, and stock issuances at prices below the warrant exercise or debenture conversion prices. There are also certain limitations on Fonar's right to issue or sell securities during the period the Debentures are outstanding.

     The Company is required under the Agreement to file a registration statement with the United States Securities and Exchange Commission to register the shares of common stock underlying the Debentures and Warrants. In the event the registration statement does not become effective within certain specified time periods the Company will be required to pay liquidated damages of 2% per month of the outstanding principal balance of the Debentures.

     Fonar received the funds on May 25, 2001. Tail Wind Inc. was paid $45,000 as reimbursement for legal and due diligence expenses. A placement fee of $157,000 plus Purchase Warrants for 300,000 shares of Fonar common stock was paid to Fonar's broker.


Exhibits

         4.1      4% Convertible Debentures due June 30, 2002

         4.2      Purchase Warrants

         4.3      Callable Warrants

         10.1     Purchase Agreement

         10.2     Registration Rights Agreement
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   FONAR CORPORATION
                                                   (Registrant)

                                                   By:  /s/ Raymond V. Damadian
                                                        ----------------------
                                                        Raymond V. Damadian
                                                        President and Chairman

Dated:   June 1, 2001